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                                  Exhibit 99.1

FOR IMMEDIATE RELEASE

June 2, 1998

                      HS RESOURCES ANNOUNCES PLANS TO SELL
                            MID-CONTINENT PROPERTIES


San Francisco, California --- HS Resources, Inc. (NYSE:HSE) today announced that it intends to sell certain of its mid-continent oil and gas properties with proved reserves of approximately 200 Bcfe and significant additional unproved reserve potential. These properties are located primarily in the Anadarko and Arkoma Basins of Oklahoma and include interests in more than 1,000 wells and almost 400,000 gross acres. Net proceeds will be used to reduce bank debt incurred in conjunction with the Company's December 1997 acquisition of Amoco Production Company's oil and gas properties in the Wattenberg Field area of the Denver-Julesburg ("D-J") Basin.

According to Nicholas J. Sutton, Chief Executive Officer, "Recent results from our field activities have confirmed the potential of our exploitation projects, most notably the low risk, high return projects in the D-J Basin and our exploration projects in the onshore Gulf Coast region. For the past several months we have evaluated numerous financing alternatives to both reduce the debt associated with the Amoco acquisition and increase our financial flexibility. With our current and anticipated level of activity, combined with our success in other areas, our high quality mid-continent properties have had to fight hard for our attention and capital. On the other hand they fit extremely well with the strategic and financial goals of many potential purchasers. By applying sales proceeds to the repayment of debt we will be able to significantly realign our balance sheet without incurring shareholder dilution which would occur from the issuance of equity securities."

President P. Michael Highum commented, "We have several active programs under way in the D-J Basin that have confirmed the synergies of our Amoco acquisition with our pre-existing D-J Basin assets. These include such things as recompletions, refracs and deepenings, all of which have delivered very strong financial results while at the same time providing additional data that can be incorporated into future plans. For example, we now have performed over 100 Codell refracs with rates of return approaching 100%. Our J-Sand infill program has shown stronger-than-anticipated early results, and our first 18 wells in the Dakota deepening program have generated new reserves with a finding cost of less than $0.15 per Mcfe. Furthermore, our North Gillis project in the Gulf Coast has successfully drilled three wells in three attempts. These three wells are part of the project's initial phase of activity that should see seven to twelve wells drilled during 1998. In addition, before year-end we expect to commence drilling on six other distinct 3-D defined projects that are supported by an aggregate of 328 square miles of seismic. Coupled with the recent ruling by the Colorado Oil and Gas Conservation Commission which provides for blanket down-spacing in the Wattenberg area, these results underpin our belief that we may be able to replace a significant component of the mid-continent reserves which we intend to sell with currently unbooked D-J Basin reserves."



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James E. Duffy, Chief Financial Officer, stated, "The impact of any divestiture on our 1998 financial results will depend on a number of factors, including, among other things, the mix of properties sold, timing and proceeds. For the quarter ended March 31, 1998, the Company's operations in the mid-continent generated production of 3.4 Bcfe out of 18.4 Bcfe for the total Company, oil and gas revenues of $7.1 million out of $45.4 million for the total Company, and production taxes plus lease operating expenses of $2.0 million out of $10.1 million for the total Company. We also anticipate that general and administrative expenses will decline significantly, resulting in higher operating margins and cash flow per Mcfe. We should see our ratio of debt to capital decrease materially and coverage ratios improve as we apply proceeds to debt repayment. Furthermore, with new reserve bookings in the D-J Basin and Gulf Coast areas, we anticipate meaningful declines in debt per Boe. These projections are based on somewhat generic assumptions and, while we currently think they are reasonable, the ultimate result will depend on the specifics of any actual transactions which are ultimately closed."

Qualified industry parties interested in receiving additional information about the properties and divestiture process should contact George H. Solich, Vice President - Acquisitions and Divestitures, at 303-296-3600.

Statements concerning divestiture plans; reserve quantities and reserve replacement booking possibilities; debt reduction and debt coverage ratio expectations; capital financing plans; future drilling, exploration, development and other plans, risks and expected financial returns; production, expense, cash flow and revenue expectations, and all similar statements or implications concerning future events are forward looking statements within the meaning of the Federal securities laws. Actual results or events may differ materially from these forward looking statements, depending upon a variety of factors, including commodity prices; demand and supply for oil and gas properties; offers received for the properties; availability of capital to the Company and to potential purchasers; results of exploration and other drilling; cash flow from operations; costs of materials and labor; availability of equipment; regulatory burdens; Company objectives and business judgment and other factors, both within and outside of the Company's control. The Company's forward looking statements are qualified in their entirety by these and other factors more fully set forth on the company's report on Form 8-K filed February 26, 1997.

HS Resources, Inc. is an independent oil and gas exploration and development company with active projects in the Rocky Mountain, Mid-Continent and Gulf Coast regions. The common stock of HS Resources, Inc. is traded on the New York Stock Exchange under the symbol "HSE."

Contact:          Theodore Gazulis
                  Vice President -- Treasury, Capital Markets and Investor Relations
                  415-433-5795
                  tgazulis@hsresources.com




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